Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Donald Radcliffe	William P. Spencer
		Radcliffe & Associates	Chief Executive Officer
		Tel: (212) 605-0201	Imagenetix, Inc.
Tel: (858) 674-8450

IMAGENETIX REPORTS

•	Results of third fiscal quarter
•	Launch of retail branding program on target
•	Expects substantial revenue increase in fourth fiscal quarter

San Diego, CA *** February 14,2007 *** Imagenetix, Inc. (OTCBB: IAGX), announced today the results for its third fiscal quarter ended December 31, 2006. Net sales for the third fiscal quarter were $1,062,000 a decrease of 39.1% from the $1,743,000 reported for the same period of the prior fiscal year. The Company reported a net loss of ($281,000) or ($0.03) per fully diluted share, in the third quarter of fiscal 2007, compared to a profit of $98,000 or $0.01 per fully diluted share, in the same quarter of fiscal 2006.

As of December 31, 2006 the Company had a cash balance of $1,081,806, a current ratio of 4.9 to 1 with current assets of $4,647,128 and current liabilities of $945,485. Long term debt was reduced to $45,386.

For the nine months ended December 31, 2006, net sales were $3,327,000 a 49.8% decline from the $6,629,000 reported for the same period in the prior fiscal year. The Company reported a net loss of ($691,000) or ($0.06) per fully diluted share compared to a loss of ($89,000) or ($0.01) per fully diluted share for the same period of the prior fiscal year.

Commenting on the results for the quarter, Mr. William Spencer, Imagenetix’s Chief Executive Officer said, “We are making substantial headway in the transition from selling our leading Celadrin® joint health formula products through distributors in the US to selling directly to the mass markets. Although this has reduced our sales during fiscal 2007 and increased our operating expenses as we prepared for the launch, we believe mass market penetration will have a positive impact on our future.”

Reporting on the roll-out of the Company’s first retail products, Mr. Spencer said, “I am pleased to report the progress that has been made on the launch of our first branded products, Inflame Away™. Shipments have begun to several large national retailers as well as a large number of independent drug stores. We expect our products to be in a significant number of retail outlets by April 1, 2007 when our advertising and marketing program will begin.”

Inflame Away™ will be sold in regular strength and extra strength soft-gel formulas as well as pain relieving cream formulas. Celadrin®, the primary ingredient of Inflame Away™ has been shown to provide rapid and significant enhancement to joint health with no reported side effects, in double-blind placebo-controlled trails. Inflame Away™ has been clinically proven to be 3x faster and more effective than glucosamine/chondroitin products which have a market of in excess of $2 billion per year.

Mr. Spencer added, “We expect to show a significant increase in sales in our fourth fiscal quarter and intend to provide some guidance to the investment community and a more detailed progress report on our retail initiatives in early March.”

About Imagenetix

San Diego-based Imagenetix, Inc., www.imagenetix.net , is developing novel drugs for the treatment of inflammatory diseases. The Company also develops and markets natural-based, proprietary products, including over-the-counter topical creams and skin care products, for inflammation-related markets.

Safe Harbor Statement: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customers contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company’s product and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities Exchange Commission.